Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Inc. Announces Pricing of Debt Offering

PITTSBURGH, PA, November 3, 2025 – Howmet Aerospace Inc. (“Howmet Aerospace” or the “Company”) (NYSE: HWM) today announced that it has priced its underwritten public offering of $500 million aggregate principal amount of its 4.550% Notes due 2032 (the “New Notes”). The offering is expected to close on November 12, 2025, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering, together with cash on hand, for the redemption of all of the outstanding principal amount of approximately $625 million of its 5.90% Notes due 2027 (the “2027 Notes”). With these actions, the Company expects annualized interest expense savings of approximately $14 million.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes or any other security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale would be unlawful. The New Notes are being offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), and a prospectus supplement and accompanying prospectus filed with the SEC as part of the shelf registration statement. The offering is being made only by means of a preliminary prospectus supplement and the accompanying prospectus. Copies of these documents can be obtained by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, or Morgan Stanley & Co. LLC toll-free at (866) 718-1649. This press release does not constitute a notice of redemption of the 2027 Notes. The redemption of the 2027 Notes is being made solely pursuant to the notice of redemption delivered pursuant to the indenture governing the 2027 Notes.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “envisions,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the closing of the offering of the New Notes, the use of net proceeds therefrom, including expectations relating to the planned redemption of the 2027 Notes and expectations relating to annualized interest expense savings. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Howmet Aerospace, including due to escalating tariff and other trade policies and the resulting impacts on Howmet Aerospace’s supply and distribution chains, as well as on market volatility and global trade generally; (b) the impact of potential cyber attacks and information technology or data security breaches; (c) the loss of significant customers or adverse changes in customers’ business or financial conditions; (d) manufacturing difficulties or other issues that impact product performance, quality or safety; (e) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (f) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (g) the inability to achieve improvement in or strengthening of financial performance, operations or competitiveness anticipated or targeted; (h) inability to meet increased demand, production targets or commitments; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

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